SECOND AMENDED AND RESTATED BY-LAWS

OF

PREFERRED APARTMENT COMMUNITIES, INC.

ARTICLE 1
OFFICES

Section 1.01.    Principal Office.  The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 1.02.    Other Offices.  The Corporation also may have offices, including a principal executive office, at such other places both within and without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03.    Books.  The books of the Corporation may be kept within or without the State of Maryland as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

Section 2.01.    Place of Meetings.  All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these by-laws and stated in the notice of the meeting.

Section 2.02.    Annual Meetings.  An annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors, commencing with the year 2010.

Section 2.03.    Special Meetings.

(a)           General.  Each of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer and the President of the Corporation may call a special meeting of stockholders.  Except as provided in Section 2.03(b)(iv), a special meeting of stockholders shall be held on the date and at the time and place set by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President, whoever has called the meeting.  Subject to Section 2.03(b), a special meeting of stockholders also shall be called by the Secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)           Stockholder-Requested Special Meetings.

(i)           Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the Secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”).  The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder, each individual whom the stockholder proposes to nominate for election or re-election as a director and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors or the election of each such individual, as applicable, in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).  Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date.  The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors.  If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the Secretary.

(ii)           In order for any stockholder to request a special meeting to act on any matter that properly may be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the Secretary.  In addition, the Special Meeting Request shall (A) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the Secretary), (B) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (C) set forth (1) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (2) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder, and (3) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (D) be sent to the Secretary by registered mail, return receipt requested, and (E) be received by the Secretary within 60 days after the Request Record Date.  Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation or the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

(iii)           The Secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials).  The Secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by Section 2.03(b)(ii), the Secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(iv)           In the case of any special meeting called by the Secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); provided further, however, that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the Secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; provided further, however, that if the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation.  In fixing a date for any special meeting, the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President may consider such factors as he, she or it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.  In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.  The Board of Directors may revoke the notice for any Stockholder-Requested Meeting if the requesting stockholders fail to comply with the provisions of Section 2.03(b)(iii).

(v)           If written revocations of the Special Meeting Request have been delivered to the Secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the Secretary:  (A) if the notice of meeting has not already been delivered, the Secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (B) if the notice of meeting has been delivered and if the Secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (1) the Secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting, or (2) the chairman of the meeting may call the meeting to order and adjourn the meeting without acting on the matter.  Any request for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

(vi)           The Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary.  For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been delivered to the Secretary until the earlier of (A) five Business Days after receipt by the Secretary of such purported request and (B) such date as the independent inspectors certify to the Corporation that the valid requests received by the Secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage.  Nothing contained in this Section 2.03(b)(vi) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(vii)           For purposes of these by-laws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York or the State of Georgia are authorized or obligated by law or executive order to close.

Section 2.04.                                Notice of Meetings and Adjourned Meetings; Scope of Notice; Waivers of Notice.

(a)           Not less than ten nor more than 90 days before each meeting of stockholders, the Secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business or by any other means permitted by the Maryland General Corporation Law (the “MGCL”).  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.  The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless a stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article 2 or the validity of any proceedings at any such meeting.  The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 2.11(c)(iii)) of such postponement or cancellation prior to the meeting.  Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this Section 2.04.  Unless these by-laws otherwise require, at any meeting of stockholders (whether or not a quorum is present), the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

(b)           Subject to Section 2.11(a), any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

(c)           Whenever any notice of a meeting is required to be given pursuant to the charter of the Corporation (as amended, supplemented or restated from time to time, the “Charter”) or these by-laws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(d)           For purposes of these by-laws, “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.

Section 2.05.    Quorum.  At any meeting of stockholders, the presence, in person or by proxy, of the holders of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum, but this Section 2.05 shall not affect any requirement under any statute or the Charter for the vote necessary for the approval of any matter.  If, however, such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 2.06.    Voting; Proxies.

(a)           Unless otherwise provided in the Charter and subject to the MGCL, each stockholder shall be entitled to one vote for each outstanding share of stock of the Corporation regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter.  Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

(b)           A stockholder may cast the votes entitled to be cast by the holder of the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law.  Such proxy or evidence of authorization of such proxy shall be filed with the Secretary of the Corporation before or at the meeting.  No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

(c)           In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) and non-votes by brokers will be counted for purposes of determining a quorum but will not be treated as votes cast.

Section 2.07.    Action by Consent.  Unless otherwise provided under the Charter these by-laws and subject to the MGCL, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders; provided, however, that any action required or permitted to be taken by the holders of Class B Common Stock (as defined in the Charter), or, to the extent expressly permitted by the articles supplementary relating to one or more classes or series of the Corporation’s preferred stock, by the holders of such class or series of preferred stock, voting separately as a class or series or separately as a class with one or more other such classes or series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action so taken, shall be given by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted by delivery to the Corporation’s principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

Section 2.08.    Organization.  Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the Chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting in the following order:  the Vice Chairman of the Board of Directors, if there is one, the Chief Executive Officer, the President, the Vice Presidents in their order of rank and seniority, the Secretary or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy.  The Secretary or, in the Secretary’s absence, an Assistant Secretary or, in the absence of both the Secretary and all Assistant Secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary.  If the Secretary presides at a meeting of stockholders, an Assistant Secretary or, in the absence of all Assistant Secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting.

Section 2.09.    Conduct.  The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting.  The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation:  (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) concluding a meeting or recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security.  Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10.    Inspectors.  The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector.  The inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote.  Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 2.11.    Advance Notice of Stockholder Nominees for Director and Other Business Proposals.

(a)           Annual Meetings of Stockholders.

(i)           Nominations of individuals for election to the Board of Directors may be made at an annual meeting of stockholders (A) if a Class A Director (as defined in the Charter), (1) pursuant to the Corporation’s notice of meeting, (2) by or at the direction of the Class A Directors, or (3) by any holder of Class A Common Stock (as defined in the Charter) who is a holder of Class A Common Stock of record both at the time of giving of notice provided for in this Section 2.11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with this Section 2.11(a), and (B) if a Class B Director (as defined in the Charter), (1) pursuant to the Corporation’s notice of meeting, (2) by or at the direction of the Class B Directors, or (3) by any holder of Class B Common Stock who is a holder of Class B Common Stock of record both at the time of giving of notice provided for in this Section 2.11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with this Section 2.11(a).  The proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (x) pursuant to the Corporation’s notice of meeting, (y) by or at the direction of the Board of Directors, or (z) by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 2.11(a) and at the time of the annual meeting, who is entitled to vote at the meeting on any such other business and who complies with this Section 2.11(a).

(ii)           For any nomination, other than a nomination made pursuant to the Corporation’s notice of meeting or by or at the direction of the Class A or Class B Directors, as the case may be, or other business, other than business proposed pursuant to the Corporation’s notice of meeting or by or at the direction of the Board of Directors, to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice shall set forth all information required under this Section 2.11 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(iii)) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or if the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(iii)           Such stockholder’s notice shall set forth:

(A)           as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(B)           as to any business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

(C)           as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person:

(1)           the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person;

(2)           the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(3)           whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (x) manage risk or benefit of changes in the price of (I) Company Securities, or (II) any security of any entity that was listed in the Peer Group in the Stock Performance Graph in the most recent annual report to security holders of the Corporation (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person, or (y) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company); and

(4)           any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(D)           as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (B) or (C) of Section 2.11(a)(iii) and any Proposed Nominee,

(1)           the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee; and

(2)           the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person; and

(E)           to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(iv)           Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee (A) certifying that such Proposed Nominee (1) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, and (2) will serve as a director of the Corporation if elected; and (B) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange or over-the-counter market).

(v)           Notwithstanding anything in Section 2.11(a) to the contrary, if the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 2.11(c)(iii)) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11(a) also shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(vi)           For purposes of this Section 2.11, “Stockholder Associated Person” of any stockholder means (A) any person acting in concert with such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary), and/or (C) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only:  (i) if a Class A Director, (A) by or at the direction of the Class A Directors, (B) by a holder of Class A Common Stock that has requested that a special meeting be called for the purpose of electing Class A Directors in compliance with Section 2.03(b) and that has supplied the information required by Section 2.03(b) about each individual whom such holder of Class A Common Stock proposes to nominate for election as a Class A Director, or (C) provided that the special meeting has been called in accordance with Section 2.03(a) for the purpose of electing Class A Directors, by any holder of Class A Common Stock who is a holder of record of Class A Common Stock both at the time of giving of notice provided for in this Section 2.11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in this Section 2.11; and (ii) if a Class B Director, (A) by or at the direction of the Class B Directors, (B) by a holder of Class B Common Stock that has requested that a special meeting be called for the purpose of electing Class B Directors in compliance with Section 2.03(b) and that has supplied the information required by Section 2.03(b) about each individual whom such holder of Class B Common Stock proposes to nominate for election as a Class B Director, or (C) provided that the special meeting has been called in accordance with Section 2.03(a) for the purpose of electing Class B Directors, by any holder of Class B Common Stock who is a holder of record of Class B Common Stock both at the time of giving of notice provided for in this Section 2.11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in this Section 2.11.

If the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals as Class A Directors, any holder of Class A Common Stock may nominate an individual or individuals (as the case may be) for election as a Class A Director as specified in the Corporation’s notice of meeting, if such holder’s notice, containing the information required by Section 2.11(a)(iii), is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

If the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals as Class B Directors, any holder of Class B Common Stock may nominate an individual or individuals (as the case may be) for election as a Class B Director as specified in the Corporation’s notice of meeting, if such holder’s notice, containing the information required by Section 2.11(a)(iii), is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)           General.

(i)           If information submitted pursuant to this Section 2.11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 2.11.  Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information.  Upon written request by the Secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 2.11, and (B) a written update of any information submitted by the stockholder pursuant to this Section 2.11 as of an earlier date.  If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 2.11.

(ii)           Only such individuals who are nominated in accordance with this Section 2.11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 2.11.  The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 2.11.

(iii)           For purposes of this Section 2.11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time.  “Public announcement” shall mean disclosure (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service, or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(iv)           Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.  Nothing in this Section 2.11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.  Nothing in this Section 2.11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

Section 2.12.                                Control Share Acquisition Act.  Notwithstanding any other provision of the Charter or these by-laws, Title 3, Subtitle 7 of the MGCL, or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE 3
DIRECTORS

Section 3.01.    General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02.    Number, Election, Classes and Term of Office.  The number, election, classes and terms of office of directors shall be governed by the Charter.  Directors need not be stockholders.

Section 3.03.    Quorum and Manner of Acting.  A majority of the total number of directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided, however, that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice; provided further, however, that if, pursuant to applicable law, the Charter or these by-laws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum also must include a majority or such other percentage of such group.  The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.  The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these by-laws.  If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these by-laws.

Section 3.04.    Time and Place of Meetings.  The Board of Directors shall hold its meetings at such place, either within or without the State of Maryland, and at such time as may be determined from time to time by the Board of Directors (or the Chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05.    Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held.  Notice of such meeting need not be given.  If such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Maryland, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.08 or in a waiver of notice thereof given by any director who chooses to waive the requirement of notice.

Section 3.06.    Regular Meetings.  The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 3.07.    Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President and shall be called by the Chairman of the Board of Directors, President or Secretary on the written request of two directors.  Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08.    Notice.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address.  Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least three days prior to the meeting.  Notice by United States mail shall require that such notice be received at least three days prior to the meeting.  Notice by courier shall be given at least three days prior to the meeting.  Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when received by such member of the Board of Directors.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these by-laws.

Section 3.09.    Organization.  At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the absence of the Chairman of the Board, the Vice Chairman of the Board of Directors, if any, shall act as chairman of the meeting.  In the absence of both the Chairman and Vice Chairman of the Board, the Chief Executive Officer or, in the absence of the Chief Executive Officer, the President or, in the absence of the President, a director chosen by a majority of the directors present, shall act as chairman of the meeting.  The Secretary or, in his or her absence, an Assistant Secretary of the Corporation, or, in the absence of the Secretary and all Assistant Secretaries, an individual appointed by the chairman of the meeting, shall act as Secretary of the meeting.

Section 3.10.

(a)           Committees.  The Board of Directors may appoint from among its members one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may delegate to committees appointed under this Section 3.10 any of the powers of the Board of Directors, except as prohibited by law.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  Except as otherwise provided in Section 3.10(b), the act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.  The Board of Directors shall have the power at any time to change the membership of any committee, to fill any vacancy, to designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, or to dissolve any committee.  In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

(b)           The Board shall establish a conflicts committee (the “Conflicts Committee”) consisting solely of independent directors of the Corporation. Any contract or transaction between the Corporation or any of its subsidiaries with John A. Williams, Williams Opportunity Fund, LLC, Preferred Apartment Advisors, LLC or any of their respective affiliates, including any amendment of or supplement to the Management Agreement, but excluding any contract or transaction pursuant to the Management Agreement (as defined below) that does not increase the economics payable by the Corporation or any of its subsidiaries over what is payable pursuant to the Management Agreement, must be approved by the Conflicts Committee prior to the entry into such contract or transaction, including:

(i)           Sales and Leases to the Corporation.  The Corporation or any of its subsidiaries may purchase or lease an asset or assets from John A. Williams, Williams Opportunity Fund, LLC, Preferred Apartment Advisors, LLC, any Director or any of their respective affiliates (the “Affiliated Parties” and each individually, an “Affiliated Party”) upon a finding by a majority of the members of the Conflicts Committee not otherwise interested in the transaction (i) that such transaction is fair and reasonable to the Corporation and (ii) that such transaction is at a price to the Corporation no greater than the cost of the asset to such Affiliated Party or, if the price to the Corporation is in excess of such cost, substantial justification exists for the excess and the excess is reasonable. In no event shall the purchase price paid by the Corporation for any such asset exceed the asset’s current appraised value.

(ii)          Sales and Leases to an Affiliated Party.  An Affiliated Party may only purchase or lease assets from the Corporation if a majority of the members of the Conflicts Committee not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Corporation.

(iii)          Loans.  The Corporation shall not make loans to an Affiliated Party except making or investing in mortgage, bridge or mezzanine loans with an Affiliated Party or loans to wholly-owned subsidiaries of the Corporation. No Affiliated Party shall receive or make a loan to the Corporation, or to joint ventures in which the Corporation is a co-venturer, unless approved by a majority of the members of the Conflicts Committee not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Corporation than comparable loans between unaffiliated parties.

(iv)          Reimbursement of Expenses.  The Corporation shall not reimburse John A. Williams, Williams Opportunity Fund, LLC, Preferred Apartment Advisors, LLC or any of their respective affiliates for an actual expense incurred on behalf of the Corporation or on behalf of joint ventures in which the Corporation is a co-venturer, unless a majority of the members of the Conflicts Committee not otherwise interested in such expense reimbursement determine that the expense is fair and reasonable to the Corporation.

(v)           Other Transactions.  The Corporation shall not accept goods or services from or engage in any other transaction with John A. Williams, Williams Opportunity Fund, LLC, Preferred Apartment Advisors, LLC or any of their respective affiliates unless a majority of the members of the Conflicts Committee not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from unaffiliated third parties.

(vi)           Conflict Resolution Procedures.  If an investment opportunity becomes available that is suitable for both the Corporation and a public or private entity with which Preferred Apartment Advisors, LLC or its affiliates are affiliated for which both entities have sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. In determining whether or not an investment opportunity is suitable for more than one entity, the Conflicts Committee and Preferred Apartment Advisors, LLC will examine such factors, among others, as the anticipated cash flow of each entity and the cash requirements of each entity, the effect of the acquisition both on diversification of each entity’s investments by type of property and geographic area and on diversification of the tenants of its properties, the policy of each entity relating to leverage of properties, the income tax effects of the purchase to each entity, the size of the investment and the amount of funds available to each program and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of the acquisition of such investment or a delay in the construction of a property, causes any such investment, in the opinion of Preferred Apartment Advisors, LLC, to be more appropriate for an entity other than the entity that committed to make the investment, Preferred Apartment Advisors, LLC may determine that the other entity affiliated with Preferred Apartment Advisors, LLC or its affiliates will make the investment. It shall be the duty of Conflicts Committee to ensure that the method used by Preferred Apartment Advisors, LLC for the allocation of the acquisition of investments by two or more affiliated programs seeking to acquire similar types of assets is applied fairly to the Corporation.

(vii)           Amendment.  Any amendment to or repeal of this Section 3.10(b) shall be approved by a majority of the independent directors of the Corporation.

As used in these by-laws, “Management Agreement” means the Management Agreement to be entered into by the Corporation and Preferred Apartment Advisors, LLC, as the same may be amended or supplemented from time to time.

Section 3.11.    Action by Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee thereof.

Section 3.12.    Telephonic Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.13.    Resignation.  Any director may resign at any time by delivering his or her resignation to the Board of Directors or to the Chairman of the Board of Directors or the Secretary of the Corporation.  The resignation of any director shall take effect immediately upon receipt thereof or at such later time as shall be specified in such resignation; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.14.    Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled (a) if a Class A Director, solely by a majority of the Class A Directors then in office (although less than a quorum) or by the sole remaining Class A Director, and each Class A Director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal, and (b) if a Class B Director, solely by a majority of the Class B Directors then in office (although less than a quorum) or by the sole remaining Class B Director, and each Class B Director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.  If there are no directors in office, then an election of directors may be held in accordance with the MGCL.  When one or more directors shall resign from the Board of Directors, effective at a future date, (i) if a Class A Director, a majority of the Class A Directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, and (ii) if a Class B Director, a majority of the Class B Directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, in each case the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Section 3.15.    Compensation.  Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.16.    Reliance.  Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 3.17.    Ratification.  The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter.  Moreover, any action or inaction questioned in any stockholders’ derivative proceeding or any other proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and if so ratified, shall have the same force and effect as if the questioned action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 3.18.    Section 3.18.    Corporate Opportunities.  If any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee or agent of any other person, or otherwise, acquires knowledge of any investment or business opportunity or prospective economic competitive advantage similar to, in addition to or in competition with those of or relating to the Corporation (each, an “Opportunity”), the Corporation shall not have any interest in, or expectation that, such Opportunity be offered to it, and any such interest or expectation otherwise due the Corporation with respect to such Opportunity hereby is renounced by the Corporation.  Accordingly, each director or officer (a) shall have no duty to communicate or present any Opportunity to the Corporation, (b) shall have the right to hold any such Opportunity for his or her own account, or the account of any of any other person, and (c) shall not be liable to the Corporation for breach of any fiduciary duty as a director or officer of the Corporation or otherwise by reason of the fact that such director or officer pursues or acquires such Opportunity for himself or herself, directs, sells, assigns or otherwise transfers such Opportunity to another person, or does not communicate information regarding such Opportunity to the Corporation.

Section 3.19.    Emergency Provisions.  Notwithstanding any other provision in the Charter or these by-laws, this Section 3.19 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these by-laws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 72 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

Section 3.20.    Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such preferred stock set by the Board of Directors pursuant to the Charter, and such directors so elected shall not be subject to the provisions of Sections 3.02 and 3.14 unless otherwise provided in the terms of such preferred stock.

ARTICLE 4
OFFICERS

Section 4.01.    General Provisions.  The officers of the Corporation shall include a President, a Secretary and a Treasurer and may include a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, a Chief Operating Officer, a Chief Financial Officer, one or more Assistant Secretaries and one or more Assistant Treasurers.  In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable.  One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Vice President.  Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 4.02.    Election, Term of Office and Compensation; Vacancies.  The officers of the Corporation shall be elected annually by the Board of Directors, except that the Chief Executive Officer or President may from time to time appoint one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers or other officers.  Each such officer shall hold office until his or her successor is elected and qualifies, or until his or her death, or his or her resignation or removal in the manner hereinafter provided.  The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.  Any vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.03.    Removal.  Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4.04.    Resignations.  Any officer may resign at any time by delivering his or her resignation to the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary.  The resignation of any officer shall take effect immediately upon receipt thereof or at such later time as shall be specified in such resignation; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 4.05.    Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 5.01.    Contracts.  The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 5.02.    Checks and Drafts.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 5.03.    Deposits.  All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or any other officer designated by the Board of Directors may determine.

ARTICLE 6
STOCK

Section 6.01.    Certificates.  Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them.  If the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL.  If the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 6.02.    Transfers.  All transfers of shares of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed.  The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates.  Upon the transfer of any uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter of the Corporation and all of the terms and conditions contained therein.

Section 6.03.    Replacement Certificate.  Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued.  Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 6.04.    Stock Ledger.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.05.    Fractional Stock; Issuance of Units. The Board of Directors may authorize the Corporation to issue fractional stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine.  Notwithstanding any other provision of the Charter or these by-laws, the Board of Directors may issue units consisting of different securities of the Corporation.  Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

ARTICLE 7
GENERAL PROVISIONS

Section 7.01.    Fixing the Record Date.

(a)           The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

(b)           When a record date for the determination of stockholders entitled to notice of and to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if adjourned or postponed, except if the meeting is adjourned or postponed to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting may be determined as set forth herein.

Section 7.02.    Dividends.  Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter.  Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.  Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

Section 7.03.    Accounting Year.  The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

Section 7.04.    Investment Policy.  Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion

Section 7.05.    Corporate Seal.  The Board of Directors may authorize the adoption of a seal by the Corporation.  The seal shall have inscribed thereon the name of the Corporation, the year of its incorporation and the words “Incorporated Maryland”.  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

Section 7.06.    Voting of Stock by Certain Holders.  Stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable.  On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 7.07.    Amendments.  Except for Section 3.10(b), the Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these by-laws and to make new by-laws.